Exhibit 99.28(d)(6)(i)

AMENDMENT TO THE

INVESTMENT SUB-ADVISORYAGREEMENT

DATED JUNE 5, 2012

THIS AMENDMENT (the “Amendment”) entered into as of June 5, 2012 is an amendment to the Investment Sub-Advisory Agreement (the “Agreement”) dated December 19, 2011, by and between DundeeWealth US, LP, a Delaware limited partnership (“DundeeWealth”) and JO Hambro Capital Management Limited (“Sub-Adviser”).

WHEREAS, the Adviser was hired by the DundeeWealth Funds (the “Trust”) to provide investment management services with respect to each series of the Trust (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Adviser has the authority to appoint sub-advisers to provide investment advisory and other services to the Funds;

WHEREAS, DundeeWealth and Sub-Adviser desire to amend Appendix A and Appendix B to add a new Fund for which Sub-Adviser will provide the services described in the Agreement; and

WHEREAS, this Amendment will be effective as of the date of the effectiveness of the Post-Effective Amendment related to the JOHCM Emerging Markets Opportunities Fund (the “Effective Date”).

NOW THEREFORE, in consideration of the mutual terms and agreements set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be bound, agree to the following:

1.	Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

2.	Appendix A is hereby amended and restated in its entirety as provided on Schedule 1 attached hereto, as of the Effective Date.

3.	Appendix B to the Agreement is hereby amended and restated in its entirety as provided on Schedule 2 attached hereto, as of the Effective Date.

4.	All other terms and conditions of the Agreement shall remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

JO HAMBRO CAPITAL MANAGEMENT LIMITED	DUNDEEWEALTH US, LP

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1

APPENDIX A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

JUNE 5, 2012

Fund

JOHCM International Select Fund
JOHCM Emerging Markets Opportunities Fund

SCHEDULE 2

APPENDIXB

TO THE

INVESTMENT MANAGEMENT AGREEMENT

JUNE 5, 2012

Fund	Annual Sub-Advisory Fee

JOHCM International Select Fund	0.40% on the first $30 million in assets 0.58% on the next $70 million in assets 0.64% on assets over $100 million
JOHCM Emerging Markets Opportunities Fund	0.70% on the first $100 million in assets 0.75% on the next $150 million in assets 0.80% on assets over $250 million